Exhibit 10.17

NETLOGIC LETTERHEAD

July 2, 2002

Dimitrios Dimitrelis

[address]

Palo Alto CA, 94301

Dear Dimitrios,

I am pleased to offer you employment with NetLogic Microsystems, Inc. (NetLogic). This letter sets forth the terms and conditions of your employment with NetLogic. To be certain that you understand and agree with the terms of this employment offer, please review this letter, which you will need to sign as a condition of employment. If you choose to accept this offer, sign and date this letter and the attached agreements where indicated, and return them to me by no later than July 3, 2002. This offer is conditioned upon your presenting evidence of your authorization to work in the United States and your identity sufficient to allow NetLogic to complete the Form I-9 required by law.

Position: Your position will be V.P. Engr., reporting to Varad Srinivasan, CTO. Based upon achieving mutually agreed upon objectives, NetLogic will change your reporting structure to report directly to Ron Jankov, Pres./CEO of NetLogic. The target is to accomplish this within 6 to 12 months of your start date.

Your primary responsibilities will be those normally associated with the position of VP Engr., as well as such other duties as may be assigned to you from time to time. This is a full-time position and NetLogic expects and requires that you will perform your assigned duties to the best of your ability and faithfully observe your obligations to NetLogic. From time to time, NetLogic may impose additional or more specific work rules for you. By accepting this offer of employment, you represent and agree that you are under no obligation, contractual or otherwise, inconsistent with the obligations to NetLogic you are assuming.

Start Date: Your first day of employment will be July 9, 2002, unless you and I later agree in writing to a different start date.

Base Salary: Your annual base salary will be $170,000.00. Your base salary will be reviewed from time to time by NetLogic to determine whether, in NetLogic’s judgment, your base salary should be changed. Your base salary will be paid in accordance with NetLogic’s normal payroll procedures and will be subject to applicable withholding required by law.

Stock Options: Subject to the action of NetLogic’s Board of Directors, you will be granted an option to purchase Three hundred thousand (300,000) shares of NetLogic’s Common Stock. The terms and conditions of the option grant, including the exercise price and the vesting schedule, will be set out in a stock option agreement that will be executed by you and NetLogic at the time the grant is made and will be subject to and governed by the terms of the applicable stock option plan adopted by the Board of Directors.

Also, based on meeting mutually agreed to objectives, you will be granted an additional 50,000 to 100,000 options within 12 months of your start date.

During your employment, NetLogic’s Board of Directors may from time to time grant you additional options to purchase shares of common stock.

Conflicting Activities: While employed by NetLogic you may not work as an employee or consultant of any other organization or engage in any other activities which conflict or interfere with your obligations to NetLogic, without the express prior written approval of NetLogic’s CEO. It is understood that you will not be employed by any other person or organization when you commence employment with NetLogic.

At-Will Employment: Your employment with NetLogic is for no specified duration and is at the will of both you and NetLogic, which means that either you or NetLogic may end the employment relationship at any time for any reason, with or without notice. The at-will nature of your employment may not be altered by any policy, practice, or representation of NetLogic, but only by a written agreement expressly modifying or waiving it, signed both by you and NetLogic’s CEO.

Reimbursements: You will be reimbursed on a regular basis for reasonable, necessary and properly documented business and travel expenses incurred for the purpose of conducting NetLogic’s business, in accordance with Company policy.

Benefits: You will be eligible to participate in any employee benefit plans or programs maintained or established by NetLogic to the same extent as other employees at your level within NetLogic, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program.

Confidential Information and Inventions: Your employment is conditioned upon your execution, return of and adherence to the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached as Exhibit A.

Third Party Information: You agree that you will not, during your employment with NetLogic, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that you will not bring onto the premises of NetLogic any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

Arbitration: You and the NetLogic agree to submit all disputes concerning this offer letter agreement or dealing with or arising out of your employment with NetLogic will be subject to final and binding arbitration under the arbitration policy contained in NetLogic’s employee handbook.

Miscellaneous: This letter agreement is to be governed by California law, without respect to California’s choice of law provisions. This agreement, together with the attached Proprietary Information and Inventions Agreement, is the sole and entire agreement between you and NetLogic with respect to the subject of your employment and supersedes all prior or contemporaneous agreements or negotiations on that subject. This agreement may not be modified except in a writing signed by the CEO of NetLogic and you. The unenforceability of any provision of this letter agreement will not affect the validity or enforceability of any other provision of the agreement. This letter agreement may be executed in two or more counterparts, which together will constitute the entire agreement.

Sincerely,

/s/    RON JANKOV

Ron Jankov - President and CEO

I have reviewed and understand the terms and conditions set forth in this letter and agree to them.

Dated:	7/3/02	/s/ DIMITRIOS DIMITRELIS

Dimitrios Dimitrelis

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